Power of Attorney

 1. Designation of Attorneys-in-Fact.  The
undersigned, hereby designates each of James E. Defebaugh,
Joanna S. Monroe, Todd N. Gilman, Manal Boulos, Kristy Harlan
of K&L Gates LLP, individuals with full power of
substitution, as my attorney-in-fact to act for me and
in my name, place and stead, and on my behalf in
connection with the matters set forth in Item 2 below.

 2. Powers of Attorney-in-Fact.  Each attorney-
in-fact, as fiduciary, shall have the authority to sign
all such U.S. Securities and Exchange Commission
("SEC") reports, forms and other filings, specifically
including but not limited to Forms 3, 4, 5 and 144, as
such attorney-in-fact deems necessary or desirable in
connection with the satisfaction of my reporting
obligations under the rules and regulations of the SEC.

 3. Effectiveness.  This power of attorney shall
become effective upon the execution of this document.

 4. Duration.  This power of attorney shall
remain in effect until revoked by me.  This power of
attorney shall not be affected by disability of the
principal.

 5. Revocation.  This power of attorney may be
revoked in writing at any time by my giving written
notice to the attorney-in-fact.  If this power of
attorney has been recorded, the written notice of
revocation shall also be recorded.

 Date:  September 10, 2014.

 __Jesus Unzueta____
   Jesus Unzueta

STATE OF Washington)
COUNTY OF Pierce)

SIGNED OR ATTESTED before me on 9/10/2014 by Jesus Unzueta.

  __Marie Stewart_____
  Signature of Notary Public

  __Marie Stewart____
(SEAL) Typed Name of Notary Public
  Residing at: University Place, Washington
  My Commission Expires:  September 21, 2015